Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-224333-01

Southwestern Public Service Company

(a New Mexico corporation)

$300,000,000 4.40% FIRST MORTGAGE BONDS, SERIES NO. 6 DUE 2048

Issuer:	Southwestern Public Service Company (a New Mexico corporation)

Issue Format:	SEC Registered

Expected Ratings*:	A3 (Stable)/A (Stable)/A- (Stable) (Moody’s/Standard & Poor’s/Fitch)

Security Type:	First Mortgage Bonds

Principal Amount:	$300,000,000

Pricing Date:	October 29, 2018

Settlement Date:	November 5, 2018 (T+5)

Maturity Date:	November 15, 2048

Interest Payment Dates:	Semi-annually on May 15 and November 15, commencing on May 15, 2019

Reference Benchmark Treasury:	3.125% due May 15, 2048

Benchmark Treasury Price / Yield:	96-00 / 3.339%

Spread to Benchmark Treasury:	+110 bps

Yield to Maturity:	4.439%

Coupon:	4.40%

Price to Public:	99.355% of principal amount

Net Proceeds to Issuer:	$295,440,000 (after underwriting discount but before transaction expenses)

Make-Whole Call:	Prior to May 15, 2048 (the par call date), T +20 bps (calculated to the par call date)

Par Call:	On or after May 15, 2048 at par

CUSIP/ISIN:	845743 BS1/ US845743BS15

Minimum Denominations:	$1,000

Joint Book-Running Managers:	KeyBanc Capital Markets Inc. PNC Capital Markets LLC Scotia Capital (USA) Inc. Wells Fargo Securities, LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling KeyBanc Capital Markets Inc., toll-free at 1-866-227-6479, PNC Capital Markets LLC, toll-free at 1-855-881-0697, Scotia Capital (USA) Inc., toll-free at 1-800-372-3930 or Wells Fargo Securities, LLC, toll-free at 1-800-645-3751.